EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Company Contact:	Investor Relations Contacts:	Media Contact:
AngioDynamics, Inc. D. Joseph Gersuk, CFO (800) 772-6446 x1608 jgersuk@AngioDynamics.com	EVC Group, Inc. Doug Sherk (415) 896-6820 dsherk@evcgroup.com Greg Gin (646) 445-4801 ggin@evcgroup.com	EVC Group, Inc. Chris Gale (646) 201-5431 cgale@evcgroup.com

AngioDynamics Reports Fiscal 2011 Second Quarter Financial Results

•	Net Sales of $53.4 Million, International Sales Rise 12%
•	Net Income of $3.3 Million, or $0.13 EPS
•	Gross Margin of 59.1%
•	Operating Cash Flow of $9.9 Million
•	Reiterates Fiscal Year 2011 Guidance
•	Conference Call Today at 4:30 p.m. Eastern Time

ALBANY, N.Y. (January 4, 2011) — AngioDynamics (NASDAQ: ANGO), a leading provider of innovative medical devices for the minimally-invasive treatment of cancer and peripheral vascular disease, today reported financial results for the fiscal 2011 second quarter ended November 30, 2010.

Net sales in the second quarter were $53.4 million, virtually identical to the $53.5 million reported in the prior year period.  Oncology sales increased 16% to $15.9 million from the prior year, and included $1.6 million in NanoKnife® System sales, up from $1.1 million in the fiscal 2011 first quarter.  Vascular sales were $37.5 million, a decrease of 6% from the second quarter a year ago.  Effective for the fiscal year beginning June 1, 2010, Vascular sales include both Peripheral Vascular and Access product lines, for which the Company combined the respective sales forces.  International sales in the second quarter grew 12% to $6.7 million from the prior year period.

Gross margin was 59.1% in the second quarter, compared with 59.1% for the prior year period and 58.3% in the first quarter of fiscal 2011.  The quarter-over-quarter increase is primarily due to the impact of programs to reduce material costs and increase manufacturing efficiencies.  Operating income increased 1% to $5.4 million in the quarter compared with $5.3 million a year ago.  Net income in the second quarter increased 5% to $3.3 million, or $0.13 per share, compared with $3.1 million, or $0.13 per share, a year ago.

AngioDynamics generated cash flow from operations of $9.9 million during the second quarter.  At November 30, 2010, cash and investments totaled $110.6 million, and long-term debt was $6.4 million.

For the six months ended November 30, 2010, net sales were $104.9 million, a 1% increase over the $103.6 million reported for the prior year period.  Gross margin for the six months ended November 30, 2010 was 58.7% compared with 59.6% for the six months ended November 30, 2009.  For the six months ended November 30, 2010, operating income of $8.9 million and net income of $5.2 million, or $0.21 per share, were the same as reported for the prior year period.

“While we continued to face a challenging operating environment during our fiscal second quarter, we further invested in our R&D, international business and NanoKnife programs to build for future growth,” said Jan Keltjens, President and Chief Executive Officer. “We grew international sales 12%, our Oncology business posted strong growth and NanoKnife® System sales were up 42% over the fiscal first quarter.  Our efforts to increase gross margins began to generate initial results and led to a sequential 80 basis point improvement.  As we complete the transition to a strong, integrated Vascular sales force and build on the momentum from our international and Oncology product sales, we are optimistic about improved results in the second half of fiscal 2011.  We remain focused on delivering profitability by tightly managing expenses while generating strong operating cash flow and driving sustained long-term growth through investment in innovative products.”

Highlights of the quarter, and more recent activities, include the following:

•
Strong clinician response to AngioDynamics’ NanoKnife System commercial sales efforts continued.  An additional 90 patients were treated since October 1, 2010.  A total of 412 patients have been treated to date with the NanoKnife System.  NanoKnife System sales in the second quarter totaled $1.6 million.  Included in this total were system sales to customers in Taiwan and Hong Kong, which represent the first sales of the NanoKnife System in Asia.

•
The Company expanded its Morpheus® Smart PICC product line with the launch of a 5 French / dual lumen IR Kit, which brought the number of new products launched to date during fiscal 2011 to four.  The Company remains on track for a total of 10 launches in this fiscal year.

•	AngioDynamics entered into contracts with two leading hospital group purchasing organizations covering certain vascular products.

•	The Company reached a favorable settlement of patent infringement litigation with Vascular Solutions that settles and resolves the lawsuit between the companies filed in July 2009.

Fiscal 2011 Guidance

The Company reiterated its outlook for fiscal year 2011 as follows:

•	Net sales in the range of $220.0 million to $225.0 million, an increase of 2% to 4% over fiscal 2010 net sales
•	Gross margin in the range of 58% to 59% of net sales
•	GAAP operating income in the range of $20.5 million to $22.0 million
•	EBITDA in the range of $33.0 million to $34.5 million
•	GAAP EPS in the range of $0.47 to $0.50, inclusive of a $0.21 to $0.23 per share negative impact from the ongoing investment in the NanoKnife® program

Conference Call

AngioDynamics management will host a conference call to discuss its second quarter results today beginning at 4:30 p.m. Eastern Time. To participate in the live call by telephone, please dial 1 (877) 941-6009.

In addition, individuals can listen to the live call and the replay on the Internet by visiting the investor relations portion of the AngioDynamics Web site at http://investors.angiodynamics.com.  To listen to the live call, please go to the Web site 15 minutes prior to its start to register, download and install the necessary audio software.

Use of Non-GAAP Measures

Management uses non-GAAP measures to establish operational goals, and believes that non-GAAP measures may assist investors in analyzing the underlying trends in AngioDynamics’ business over time. Investors should consider these non-GAAP measures in addition to, not as a substitute for or as superior to, financial reporting measures prepared in accordance with GAAP. In this news release, AngioDynamics has reported non-GAAP EBITDA (income before interest, taxes, depreciation and amortization). Management uses this measure in its internal analysis and review of operational performance. Management believes that this measure provides investors with useful information in comparing AngioDynamics’ performance over different periods. By using this non-GAAP measure, management believes that investors get a better picture of the performance of AngioDynamics’ underlying business. Management encourages investors to review AngioDynamics’ financial results prepared in accordance with GAAP to understand AngioDynamics’ performance taking into account all relevant factors, including those that may only occur from time to time but have a material impact on AngioDynamics’ financial results. Please see the tables that follow for a reconciliation of Operating Income to non-GAAP measures.

About AngioDynamics

AngioDynamics, Inc. is a leading provider of innovative medical devices used by interventional radiologists, surgeons and other physicians for the minimally-invasive treatment of cancer and peripheral vascular disease. AngioDynamics' diverse product lines include market-leading radiofrequency and irreversible electroporation ablation systems, vascular access products, angiographic products and accessories, dialysis products, angioplasty products, drainage products, thrombolytic products, embolization products and venous products. More information is available at www.angiodynamics.com.

Safe Harbor

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements regarding AngioDynamics’ expected future financial position, results of operations, cash flows, business strategy, budgets, projected costs, capital expenditures, products, competitive positions, growth opportunities, plans and objectives of management for future operations, as well as statements that include the words such as “expects,” “reaffirms” “intends,” “anticipates,” “plans,” “believes,” “seeks,” “estimates,” “optimistic,” or variations of such words and similar expressions, are forward-looking statements. These forward looking statements are not guarantees of future performance and are subject to risks and uncertainties. Investors are cautioned that actual events or results may differ from AngioDynamics’ expectations. Factors that may affect the actual results achieved by AngioDynamics include, without limitation, the ability of AngioDynamics to develop its existing and new products, future actions by the FDA or other regulatory agencies, results of pending or future clinical trials, overall economic conditions, the results of on-going litigation, general market conditions, market acceptance, foreign currency exchange rate fluctuations, the effects on pricing from group purchasing organizations and competition, the ability of AngioDynamics to integrate purchased businesses, as well as the risk factors listed from time to time in AngioDynamics’ SEC filings, including but not limited to its Annual Report on Form 10-K for the year ended May 31, 2010. AngioDynamics does not assume any obligation to publicly update or revise any forward-looking statements for any reason.

In the United States, NanoKnife has been cleared by the FDA for use in the surgical ablation of soft tissue. This document may discuss the use of NanoKnife for specific clinical indications for which it is not cleared in the United States at this time.

ANGIODYNAMICS, INC. AND SUBSIDIARIES
CONSOLIDATED INCOME STATEMENTS
(in thousands, except per share data)

	Three months ended		Six months ended
	Nov, 30	Nov, 30	Nov, 30	Nov, 30
	2010	2009	2010	2009
	(unaudited)		(unaudited)

Net sales	$53,372	$53,459	$104,879	$103,551
Cost of sales	21,836	21,852	43,323	41,812
Gross profit	31,536	31,607	61,556	61,739
% of net sales	59.1%	59.1%	58.7%	59.6%

Operating expenses
Research and development	5,259	4,763	10,501	9,612
Sales and marketing	13,793	15,042	28,237	30,401
General and administrative	4,173	4,031	8,760	8,108
Non-recurring costs	772	-	772	-
Amortization of intangibles	2,142	2,451	4,408	4,723
Total operating expenses	26,139	26,287	52,678	52,844
Operating income	5,397	5,320	8,878	8,895
Other income (expense), net	(262)	(290)	(790)	(455)
Income before income taxes	5,135	5,030	8,088	8,440
Provision for income taxes	1,856	1,901	2,921	3,200
Net income	$3,279	$3,129	$5,167	$5,240

Earnings per common share
Basic	$0.13	$0.13	$0.21	$0.21
Diluted	$0.13	$0.13	$0.21	$0.21

Weighted average common shares
Basic	24,845	24,518	24,799	24,472
Diluted	25,094	24,729	25,067	24,662

ANGIODYNAMICS, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(in thousands)

	Nov, 30	May 31,
	2010	2010
	(unaudited)	(2)
Assets
Current Assets
Cash and cash equivalents	$27,132	$58,763
Marketable securities	83,471	41,311
Total cash and investments	110,603	100,074

Receivables, net	25,762	29,838
Inventories, net	32,731	29,216
Deferred income taxes	2,997	5,281
Prepaid income taxes	3,639	5,525
Prepaid expenses and other	1,714	1,426
Total current assets	177,446	171,360

Property, plant and equipment, net	24,102	24,193
Intangible assets, net	53,948	58,352
Goodwill	161,964	161,974
Deferred income taxes	2,598	2,527
Other non-current assets	5,925	5,519
Total Assets	$425,983	$423,925

Liabilities and Stockholders' Equity
Current portion of long-term debt	$270	$260
Other current liabilities	19,851	25,766
Long-term debt, net of current portion	6,410	6,550
Total Liabilities	26,531	32,576

Stockholders' equity	399,452	391,349
Total Liabilities and Stockholders' Equity	$425,983	$423,925
	-	-
Shares outstanding	24,852	24,747

(2) Derived from audited financial statements

ANGIODYNAMICS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	Six months ended
	Nov, 30	Nov, 30
	2010	2009
	(unaudited)	(unaudited)

Cash flows from operating activities:
Net income	$5,167	5,240
Depreciation and amortization	5,984	6,219
Tax effect of exercise of stock options	(29)	31
Deferred income taxes	2,285	3,126
Stock-based compensation	2,254	2,413
Other	34	(324)
Changes in operating assets and liabilities
Receivables	4,157	1,816
Inventories	(3,477)	(2,767)
Accounts payable and accrued liabilities	(5,944)	(4,304)
Other	1,195	931
Net cash provided by operating activities	11,626	12,381

Cash flows from investing activities:
Additions to property, plant and equipment	(1,489)	(1,951)
Acquisition of intangible assets and businesses	-	(5,350)
Purchases, sales and maturities of marketable securities, net	(42,394)	2,431
Net cash provided by (used in) investing activities	(43,883)	(4,870)

Cash flows from financing activities:
Repayment of long-term debt	(130)	(145)
Proceeds from exercise of stock options and ESPP	718	971
Net cash provided by financing activities	588	826

Effect of exchange rate changes on cash	38	10
Increase (Decrease) in cash and cash equivalents	(31,631)	8,347

Cash and cash equivalents
Beginning of period	58,763	27,909
End of period	$27,132	$36,256

ANGIODYNAMICS, INC. AND SUBSIDIARIES
NET SALES BY PRODUCT CATEGORY AND BY GEOGRAPHY
(in thousands)

	Three months ended		Six months ended
	Nov, 30	Nov, 30	Nov, 30	Nov, 30
	2010	2009	2010	2009
	(unaudited)		(unaudited)

Net Sales by Product Category
Vascular
Peripheral Vascular	$22,004	$23,167	$42,705	$44,226
Access	15,516	16,677	30,729	32,908
Total Vascular	37,520	39,844	73,434	77,134
Oncology	15,852	13,615	31,445	26,417
Total	$53,372	$53,459	$104,879	$103,551

Net Sales by Geography
United States	$46,703	$47,488	$92,176	$92,401
International	6,669	5,971	12,703	11,150
Total	$53,372	$53,459	$104,879	$103,551

ANGIODYNAMICS, INC. AND SUBSIDIARIES
CONSOLIDATED INCOME STATEMENTS
(in thousands, except per share data)

Reconciliation of Operating Income to non-GAAP EBITDA:

	Three months ended		Six months ended
	Nov, 30	Nov, 30	Nov, 30	Nov, 30
	2010	2009	2010	2009
	(unaudited)		(unaudited)

Operating income	$5,397	$5,320	$8,878	$8,895

Amortization of intangibles	2,142	2,451	4,408	4,723
Depreciation	887	758	1,576	1,496
EBITDA	$8,426	$8,529	$14,862	$15,114

EBITDA per common share
Basic	$0.34	$0.35	$0.60	$0.62
Diluted	$0.34	$0.34	$0.59	$0.61

Weighted average common shares
Basic	24,845	24,518	24,799	24,472
Diluted	25,094	24,729	25,067	24,662